UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Information Statement Pursuant to Rules 13d-1 and 13d-2

Under the Securities Exchange Act of 1934

(Amendment No.         )*

NOVA MEASURING INSTRUMENTS LTD.

(Name of Issuer)

Ordinary Shares, par value NIS 0.01

(Title of Class of Securities)

M7516K 10 3 (CUSIP Number)

May 22, 2003

(Date of Event which requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1 of 24

CUSIP No. M7516K 10 3

1.	Names of Reporting Persons: Tamir Fishman Ventures II L.P. I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. Sole Voting Power: 6. Shared Voting Power: 421,903 7. Sole Dispositive Power: 8. Shared Dispositive Power: 421,903

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 421,903

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 2.83%

12.	Type of Reporting Person (See Instructions) PN

2 of 24

CUSIP No. M7516K 10 3

1.	Names of Reporting Persons: Tamir Fishman Ventures II (Israel) L.P. I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Israel

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. Sole Voting Power: 6. Shared Voting Power: 56,332 7. Sole Dispositive Power: 8. Shared Dispositive Power: 56,332

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 56,332

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 0.38%

12.	Type of Reporting Person (See Instructions) PN

3 of 24

CUSIP No. M7516K 10 3

1.	Names of Reporting Persons: Tamir Fishman Ventures II CEO Fund (U.S.) L.P. I.R.S. Identification Nos. of above persons (entities only).

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. Sole Voting Power: 6. Shared Voting Power: 13,493 7. Sole Dispositive Power: 8. Shared Dispositive Power: 13,493

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 13,493

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 0.09%

12.	Type of Reporting Person (See Instructions) PN

4 of 24

CUSIP No. M7516K 10 3

1.	Names of Reporting Persons: Tamir Fishman Ventures II CEO Fund L.P. I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Israel

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. Sole Voting Power: 6. Shared Voting Power: 4,722 7. Sole Dispositive Power: 8. Shared Dispositive Power: 4,722

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 4,722

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 0.03%

12.	Type of Reporting Person (See Instructions) PN

5 of 24

CUSIP No. M7516K 10 3

1.	Names of Reporting Persons: Tamir Fishman Venture Capital II Ltd. I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Israel

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. Sole Voting Power: 6. Shared Voting Power: 290,686 7. Sole Dispositive Power: 8. Shared Dispositive Power: 290,686

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 290,686

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 1.95%

12.	Type of Reporting Person (See Instructions) CO

6 of 24

CUSIP No. M7516K 10 3

1.	Names of Reporting Persons: Tamir Fishman Ventures II (Cayman Islands) L.P. I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. Sole Voting Power: 6. Shared Voting Power: 56,164 7. Sole Dispositive Power: 8. Shared Dispositive Power: 56,164

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 56,164

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Insructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 0.38%

12.	Type of Reporting Person (See Instructions) PN

7 of 24

CUSIP No. M7516K 10 3

1.	Names of Reporting Persons: Tamir Fishman Ventures II L.L.C. I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Insructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. Sole Voting Power: 6. Shared Voting Power: 843,300 7. Sole Dispositive Power: 8. Shared Dispositive Power: 843,300

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 843,300

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 5.66%

12.	Type of Reporting Person (See Instructions) OO

8 of 24

CUSIP No. M7516K 10 3

1.	Names of Reporting Persons: Shai Saul I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Israel

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. Sole Voting Power: 6. Shared Voting Power: 843,300 7. Sole Dispositive Power: 8. Shared Dispositive Power: 843,300

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 843,300

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 5.66%

12.	Type of Reporting Person (See Instructions) CO

9 of 24

CUSIP No. M7516K 10 3

1.	Names of Reporting Persons: Michael Elias I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: US and Israel

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. Sole Voting Power: 7,250 6. Shared Voting Power: 843,300 7. Sole Dispositive Power: 7,250 8. Shared Dispositive Power: 843,300

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 850,550

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 5.71%

12.	Type of Reporting Person (See Instructions) IN

10 of 24

CUSIP No. M7516K 10 3

1.	Names of Reporting Persons: Tamir Fishman & Co. Ltd. I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Israel

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. Sole Voting Power: 6. Shared Voting Power: 848,400[1] 7. Sole Dispositive Power: 8. Shared Dispositive Power: 848,400[1]

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 848,400[1]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 5.69%

12.	Type of Reporting Person (See Instructions) CO

[1]	Includes 843,300 shares owned by the entities listed on pages 2 through 7 of this schedule 13G and 5,100 shares owned directly by Tamir Fishman & Co. Ltd.

12 of 24

CUSIP No. M7516K 10 3

1.	Names of Reporting Persons: Eldad Tamir I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Israel

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. Sole Voting Power: 6. Shared Voting Power: 848,400 7. Sole Dispositive Power: 8. Shared Dispositive Power: 848,400

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 848,400

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 5.69%

12.	Type of Reporting Person (See Instructions) IN

13 of 24

CUSIP No. M7516K 10 3

1.	Names of Reporting Persons: Danny Fishman I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Israel

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. Sole Voting Power: 6. Shared Voting Power: 848,400 7. Sole Dispositive Power: 8. Shared Dispositive Power: 848,400

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 848,400

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 5.69%

12.	Type of Reporting Person (See Instructions) IN

14 of 24

Item 1.

(a)  Name of Issuer

Nova Measuring Instruments Ltd.

(b)  Address of Issuer’s Principal Executive Offices

Weizman Scientific Park

P.O. Box 266, Rehovot 76100

Israel

Item 2.

(a)  Name of Person Filing

This Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13d-1 promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Act”):

(i)  Tamir Fishman Ventures II L.P., a Delaware limited partnership, by virtue of its direct beneficial ownership of Ordinary Shares, par value NIS 0.01 (the “Ordinary Shares”) of Nova Measuring Instruments Ltd. (“Nova”);

(ii)  Tamir Fishman Ventures II (Israel) L.P., an Israeli limited partnership, by virtue of its direct beneficial ownership of Ordinary Shares of Nova;

(iii)  Tamir Fishman Ventures II CEO Fund (U.S.) L.P., a Delaware limited partnership, by virtue of its direct beneficial ownership of Ordinary Shares of Nova;

(iv)  Tamir Fishman Ventures II CEO Fund L.P., an Israeli limited partnership, by virtue of its direct beneficial ownership of Ordinary Shares of Nova;

(v)  Tamir Fishman Ventures II (Cayman Islands) L.P., a Cayman Islands exempted limited partnership, by virtue of its direct beneficial ownership of Ordinary Shares of Nova;

(vi)  Tamir Fishman Venture Capital Ltd., an Israeli corporation, by virtue of its direct beneficial ownership of Ordinary Shares of Nova;

(vii)  Tamir Fishman Ventures II, LLC, a Delaware limited liability company, as the sole general partner of the entities named in clauses (i)-(v) above, and by virtue of its management rights with respect to Tamir Fishman Venture Capital Ltd. pursuant to the management agreement by and between Tamir Fishman Ventures, LLC and Tamir Fishman Venture Capital Ltd, dated March 7, 2000.

(viii)  Shai Saul, an Israeli citizen, as one of the managing members of Tamir Fishman Ventures II, LLC;

(ix)  Michael Elias, a U.S. and Israeli citizen, as one of the managing members of Tamir Fishman Ventures II, LLC;

(x)  Tamir Fishman & Co., an Israeli corporation, as one of the managing members of Tamir Fishman Ventures II, LLC;

15 of 24

(xi)	Eldad Tamir, an Israeli citizen, as Co-President & Co-CEO of Tamir Fishman & Co. Ltd.; and

(xii)	Danny Fishman, an Israeli citizen, as Co- President & Co-CEO of Tamir Fishman & Co. Ltd.

Each of the foregoing is hereinafter individually referred to as a “Reporting Person” and collectively the “Reporting Persons”.

(b)	Address of Principal Business Office or, if not, Residence

The principal office and business address of each of the Reporting Persons is 46 Rothschild Blvd., Tel Aviv 66883 Israel.

(c)	Citizenship

See Item 2(a) above and Item 4 of each cover page.

(d)	Title of Class of Securities

Ordinary Shares, par value NIS 0.01

(e)	CUSIP Number

M7516K 10 3

Item 3.    If this statement is filed pursuant to §§240.13d-1(b) 240.13d-2(b) or (c), check whether the person is filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

16 of 24

Item 4.    Ownership:

See item 9 of each cover page.

Item 5.    Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following         ☐

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.    Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent                  Holding Company.

Not applicable.

Item 8.    Identification and Classification of Members of the Group.

Not applicable.

Item 9.    Notice of Dissolution of Group.

Not applicable.

Item 10.    Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

17 of 24

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 1, 2003
Date

TAMIR FISHMAN VENTURES II L.P.

By:	Tamir Fishman Ventures II, LLC, its general partner

By:	/s/ Michael Elias Name: Michael Elias Title: Managing Member

By:	/s/ Shai Saul Name: Shai Saul Title: Managing Member

TAMIR FISHMAN VENTURES (ISRAEL) II L.P.

By:	Tamir Fishman Ventures II, LLC, its general partner

By:	/s/ Michael Elias Name: Michael Elias Title: Managing Member

By:	/s/ Shai Saul Name: Shai Saul Title: Managing Member

TAMIR FISHMAN VENTURES II CEO FUND (U.S.) L.P.

By:	Tamir Fishman Ventures II, LLC, its general partner

By:	/s/ Michael Elias Name: Michael Elias Title: Managing Member

By:	/s/ Shai Saul Name: Shai Saul Title: Managing Member

18 of 24

TAMIR FISHMAN VENTURES II CEO FUND L.P.

By:	Tamir Fishman Ventures II, LLC, its general partner

By:	/s/ Michael Elias Name: Michael Elias Title: Managing Member

By:	/s/ Shai Saul Name: Shai Saul Title: Managing Member

TAMIR FISHMAN VENTURE CAPITAL LTD

By:	/s/ Eldad Tamir Name: Eldad Tamir Title: Director

By:	/s/ Michael Elias Name: Michael Elias Title: Director

TAMIR FISHMAN VENTURES II (CAYMAN ISLANDS) L.P.

By:	Tamir Fishman Ventures II, LLC, its general partner

By:	/s/ Michael Elias Name: Michael Elias Title: Managing Member

By:	/s/ Shai Saul Name: Shai Saul Title: Managing Member

19 of 24

TAMIR FISHMAN VENTURES II L.L.C.

By:	/s/ Michael Elias Name: Michael Elias Title: Managing Member

By:	/s/ Shai Saul Name: Shai Saul Title: Managing Member

/s/ Shai Saul Shai Saul Director

/s/ Michael Elias Michael Elias

TAMIR FISHMAN & CO., LTD.

By:	/s/ Eldad Tamir Name: Eldad Tamir Title: Co-President & CEO

By:	/s/ Danny Fishman Name: Danny Fishman Title: Co-President & CEO

20 of 24

/s/ Eldad Tamir Eldad Tamir

/s/ Danny Fishman Danny Fishman

21 of 24

Exhibit I

Joint Filing Agreement

Each of the undersigned hereby agrees that the Schedule 13G filed herewith is filed jointly on behalf of each of them pursuant to rule 13d-1(k) under the Act.

Signature

After reasonable inquiry and to the best of all the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date

TAMIR FISHMAN VENTURES II L.P.

By:	Tamir Fishman Ventures II, LLC, its general partner

By:	/s/ Michael Elias Name: Michael Elias Title: Managing Member

By:	/s/ Shai Saul Name: Shai Saul Title: Managing Member

TAMIR FISHMAN VENTURES II (ISRAEL) L.P.

By:	Tamir Fishman Ventures II, LLC, its general partner

By:	/s/ Michael Elias Name: Michael Elias Title: Managing Member

By:	/s/ Shai Saul Name: Shai Saul Title: Managing Member

TAMIR FISHMAN VENTURES II CEO FUND (U.S.) L.P.

By:	Tamir Fishman Ventures II, LLC, its general partner

By:	/s/ Michael Elias Name: Michael Elias Title: Managing Member

22 of 24

By:	/s/ Shai Saul Name: Shai Saul Title: Managing Member

TAMIR FISHMAN VENTURES II CEO FUND L.P.

By:	Tamir Fishman Ventures II, LLC, its general partner

By:	/s/ Michael Elias Name: Michael Elias Title: Managing Member

By:	/s/ Shai Saul Name: Shai Saul Title: Managing Member

TAMIR FISHMAN VENTURE CAPITAL LTD

By:	/s/ Eldad Tamir Name: Eldad Tamir Title: Director

By:	/s/ Michael Elias Name: Michael Elias Title: Director

TAMIR FISHMAN VENTURES II (CAYMAN ISLANDS) LP

By:	Tamir Fishman Ventures II, LLC, its general partner

By:	/s/ Michael Elias Name: Michael Elias Title: Managing Member

23 of 24

By:	/s/ Shai Saul Name: Shai Saul Title: Managing Member

TAMIR FISHMAN VENTURES II L.L.C.

By:	/s/ Michael Elias Name: Michael Elias Title: Managing Member

By:	/s/ Shai Saul Name: Shai Saul Title: Managing Member

/s/ Shai Saul Shai Saul

/s/ Michael Elias Michael Elias

TAMIR FISHMAN & CO., LTD.

By:	/s/ Eldad Tamir Name: Eldad Tamir Title: Co-President & CEO

By:	/s/ Danny Fishman Name: Danny Fishman Title: Co-President & CEO

24 of 24

/s/ Eldad Tamir Eldad Tamir

/s/ Danny Fishman Danny Fishman